Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on or about July 31, 2009) pertaining to The 2003 Incentive Award Plan of Gen-Probe Incorporated, of our reports dated February 17, 2009, with respect to the consolidated financial statements and schedule of Gen-Probe Incorporated and the effectiveness of internal control over financial reporting of Gen-Probe Incorporated, included in the Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
July 30, 2009